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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS



     We hereby consent to the use in the prospectus relating to the public offering of Maxtor common stock and the prospectus relating to the delivery by DECS Trust IV of shares of Maxtor common stock owned by Hyundai Electronics America constituting part of this Registration Statement on Form S-3 (the "Prospectuses") of our report dated January 21, 1999 relating to the financial statements of Maxtor Corporation, which appear in such Prospectuses. We also consent to the application of such report to the Financial Statement Schedule for the nine months ended December 28, 1996 and the years ended December 27, 1997 and December 26, 1998 listed under Item 16(b) of this Registration Statement on Form S-3 when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included that Financial Statement Schedule. We also consent to the incorporation by reference of our report dated February 3, 1998, except for notes 7 and 10 for which the date is April 9, 1998, appearing on page 46 of Maxtor Corporation's Annual Report on Form 10-K for the year ended December 27, 1997. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectuses. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Financial Data."



PricewaterhouseCoopers LLP



San Jose, California


February 8, 1999